EXHIBIT (99)(a)

NEWS RELEASE

April 21, 2014
Contact:	Lance A. Sellers
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported first quarter earnings results with highlights as follows:

Highlights:

•
Net earnings were $2.6 million or $0.46 basic and diluted net earnings per share for the three months ended March 31, 2014, as compared to $1.8 million or $0.31 basic and diluted net earnings per share, before adjustment for preferred stock dividends and accretion, for the same period one year ago.

•
Net earnings available to common shareholders were $2.6 million or $0.46 basic and diluted net earnings per common share for the three months ended March 31, 2014, as compared to $1.6 million or $0.29 basic and diluted net earnings per common share, for the same period one year ago.

•	Earnings before securities gains and income taxes were $3.5 million for the three months ended March 31, 2014, compared to $2.0 million for the same period one year ago.
•	Non-performing assets declined to $14.9 million or 1.4% of total assets at March 31, 2014, compared to $24.3 million or 2.4% of total assets at March 31, 2013.
•	Core deposits were $694.2 million, or 85.6% of total deposits at March 31, 2014, compared to $656.0 million, or 83.7% of total deposits at March 31, 2013.

Lance A. Sellers, President and Chief Executive Officer, attributed the increase in first quarter earnings to a decrease in the provision for loan losses and an increase in net interest income, which were partially offset by a decrease in non-interest income and an increase in non-interest expense.

Net interest income was $8.4 million for the three months ended March 31, 2014, compared to $7.6 million for the same period one year ago.  This increase was primarily due to a decrease in interest expense due to a reduction in the cost of funds combined with an increase in interest income due to an increase in the yield on investment securities and an increase in the average outstanding balance of investment securities.  Net interest income after the provision for loan losses increased to $8.8 million during the first quarter of 2014, compared to $6.6 million for the same period one year ago.  The provision for loan losses for the three months ended March 31, 2014 was a credit of $349,000, as compared to an expense of $1.1 million for the same period one year ago.  The decrease in the provision for loan losses is primarily attributable to a $8.1 million reduction in non-accrual loans from March 31, 2013 to March 31, 2014 and a reduction in net charge-offs of $890,000 during the three months ended March 31, 2014, as compared to the same period one year ago.

Non-interest income was $2.8 million for the three months ended March 31, 2014, compared to $3.4 million for the same period one year ago.  This decrease is primarily attributable to a $280,000 decrease in mortgage banking income and a $237,000 decrease in gains on sale of securities for the three months ended March 31, 2014, as compared to the same period one year ago.

Non-interest expense was $8.1 million for the three months ended March 31, 2014, as compared to $7.7 million for the same period one year ago.  This increase is attributable to a $86,000 increase in salaries and employee benefits expense, a $209,000 increase in occupancy expense and a $90,000 increase in non-interest expenses other than salary, employee benefits and occupancy expenses for the three months ended March 31, 2014, as compared to the same period one year ago.

Total assets amounted to $1.0 billion as of March 31, 2014 and 2013.  Available for sale securities amounted to $300.8 million as of March 31, 2014, compared to $293.9 million as of March 31, 2013.  Total loans amounted to $618.0 million as of March 31, 2014, compared to $610.0 million as of March 31, 2013.

Non-performing assets declined to $14.9 million or 1.4% of total assets at March 31, 2014, compared to $24.3 million or 2.4% of total assets at March 31, 2013, primarily due to a $8.1 million decrease in non-accrual loans and a $1.3 million decrease in other real estate owned.  Non-performing loans include $5.3 million in acquisition, development and construction (“AD&C”) loans, $6.0 million in commercial and residential mortgage loans and $324,000 in other loans at March 31, 2014, as compared to $9.6 million in AD&C loans, $9.4 million in commercial and residential mortgage loans and $729,000 in other loans at March 31, 2013.  The allowance for loan losses at March 31, 2014 was $13.0 million or 2.1% of total loans, compared to $14.4 million or 2.4% of total loans at March 31, 2013.  According to Mr. Sellers, management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits amounted to $810.5 million as of March 31, 2014, compared to $783.8 million at March 31, 2013.  Core deposits, which include non-interest bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $100,000, increased $38.2 million to $694.2 million at March 31, 2014, as compared to $656.0 million at March 31, 2013.  Certificates of deposit in amounts of $100,000 or more totaled $116.2 million at March 31, 2014, as compared to $127.8 million at March 31, 2013.  This decrease is attributable to a $7.8 million decrease in wholesale certificates of deposit combined with a decrease in retail certificates of deposit as intended as part of the Bank’s pricing strategy to allow maturing high cost certificates of deposit to roll-off.

Securities sold under agreements to repurchase were $43.3 million at March 31, 2014, as compared to $37.4 million at March 31, 2013.

Shareholders’ equity was $88.4 million, or 8.5% of total assets, as of March 31, 2014, compared to $98.3 million, or 9.7% of total assets, as of March 31, 2013.  This decrease reflects the Company’s repurchase and redemption of its Series A preferred stock combined with a reduction in accumulated other comprehensive income resulting from a decrease in the unrealized gain on investment securities.

Peoples Bank operates 21 offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Union, Iredell and Wake Counties.  The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared.  These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission,  including but not limited to those described in the Company’s annual report on Form 10-K for the year ended December 31, 2013.

CONSOLIDATED BALANCE SHEETS
March 31, 2014, December 31, 2013 and March 31, 2013
(Dollars in thousands)

	March 31, 2014	December 31, 2013	March 31, 2013
	(Unaudited)	(Audited)	(Unaudited)
ASSETS:
Cash and due from banks	$50,906	$49,902	$19,754
Interest bearing deposits	28,006	26,871	52,624
Cash and cash equivalents	78,912	76,773	72,378

Investment securities available for sale	300,756	297,890	293,925
Other investments	4,706	4,990	5,215
Total securities	305,462	302,880	299,140

Mortgage loans held for sale	635	497	3,834

Loans	618,040	620,960	609,965
Less: Allowance for loan losses	(12,978)	(13,501)	(14,412)
Net loans	605,062	607,459	595,553

Premises and equipment, net	16,419	16,358	16,616
Cash surrender value of life insurance	13,809	13,706	13,379
Accrued interest receivable and other assets	18,465	17,011	17,380
Total assets	$1,038,764	$1,034,684	$1,018,280

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Non-interest bearing demand	$195,465	$195,265	$168,156
NOW, MMDA & savings	399,847	386,893	378,755
Time, $100,000 or more	116,200	115,268	127,772
Other time	99,023	101,935	109,149
Total deposits	810,535	799,361	783,832

Securities sold under agreements to repurchase	43,319	45,396	37,388
FHLB borrowings	65,000	65,000	70,000
Junior subordinated debentures	20,619	20,619	20,619
Accrued interest payable and other liabilities	10,880	20,589	8,163
Total liabilities	950,353	950,965	920,002

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; issued and outstanding
12,524 shares at 3/31/13	-	-	12,524
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,613,495 shares at 3/31/14 and 12/31/13	48,133	48,133	48,133
Retained earnings	39,109	36,758	32,911
Accumulated other comprehensive income (loss)	1,169	(1,172)	4,710
Total shareholders' equity	88,411	83,719	98,278

Total liabilities and shareholders' equity	$1,038,764	$1,034,684	$1,018,280

CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2014 and 2013
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31,
	2014	2013
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$7,401	$7,640
Interest on due from banks	12	12
Interest on investment securities:
U.S. Government sponsored enterprises	847	378
State and political subdivisions	1,177	984
Other	108	89
Total interest income	9,545	9,103

INTEREST EXPENSE:
NOW, MMDA & savings deposits	126	218
Time deposits	334	467
FHLB borrowings	545	661
Junior subordinated debentures	96	100
Other	10	17
Total interest expense	1,111	1,463

NET INTEREST INCOME	8,434	7,640
PROVISION FOR LOAN LOSSES	(349)	1,053
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	8,783	6,587

NON-INTEREST INCOME:
Service charges	1,129	1,039
Other service charges and fees	419	373
Gain on sale of securities	26	263
Mortgage banking income	104	384
Insurance and brokerage commissions	198	139
Miscellaneous	965	1,229
Total non-interest income	2,841	3,427

NON-INTEREST EXPENSES:
Salaries and employee benefits	4,276	4,190
Occupancy	1,521	1,312
Other	2,326	2,236
Total non-interest expense	8,123	7,738

EARNINGS BEFORE INCOME TAXES	3,501	2,276
INCOME TAXES	923	518

NET EARNINGS	2,578	1,758

Dividends and accretion on preferred stock	-	157

NET EARNINGS AVAILABLE TO
COMMON SHAREHOLDERS	$2,578	$1,601

PER COMMON SHARE AMOUNTS
Basic net earnings	$0.46	$0.29
Diluted net earnings	$0.46	$0.29
Cash dividends	$0.04	$0.03
Book value	$15.75	$15.28

FINANCIAL HIGHLIGHTS
For the three months ended March 31, 2014 and 2013
(Dollars in thousands)

	Three months ended
	March 31,
	2014	2013
	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$299,017	$286,527
Loans	617,461	621,077
Earning assets	942,723	936,820
Assets	1,019,275	1,004,257
Deposits	798,297	738,222
Shareholders' equity	87,712	99,381

SELECTED KEY DATA:
Net interest margin (tax equivalent)	3.88%	3.52%
Return on average assets	1.03%	0.71%
Return on average shareholders' equity	11.92%	7.17%
Shareholders' equity to total assets (period end)	8.51%	9.65%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$13,501	$14,423
Provision for loan losses	(349)	1,057
Charge-offs	(575)	(1,181)
Recoveries	401	113
Balance, end of period	$12,978	$14,412

ASSET QUALITY:
Non-accrual loans	$11,568	$19,667
90 days past due and still accruing	60	50
Other real estate owned	3,282	4,588
Repossessed assets	-	12
Total non-performing assets	$14,910	$24,317
Non-performing assets to total assets	1.44%	2.39%
Allowance for loan losses to non-performing assets	87.04%	59.27%
Allowance for loan losses to total loans	2.10%	2.36%

LOAN RISK GRADE ANALYSIS:	Percentage of Loans
	By Risk Grade
	03/31/2014	03/31/2013
Risk Grade 1 (excellent quality)	2.32%	2.86%
Risk Grade 2 (high quality)	19.32%	17.32%
Risk Grade 3 (good quality)	48.80%	48.29%
Risk Grade 4 (management attention)	18.55%	19.00%
Risk Grade 5 (watch)	5.72%	5.41%
Risk Grade 6 (substandard)	5.00%	6.80%
Risk Grade 7 (doubtful)	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%

At March 31, 2014, including non-accrual loans, there were six relationships exceeding $1.0 million in the Watch risk grade (which totaled $15.9 million) and four relationships exceeding $1.0 million in the Substandard risk grade (which totaled $10.2 million).

(END)